EXHIBIT 99.1
Rochester Medical Reports 31% Increase in Branded Sales Resulting in 9% Overall Sales Growth for the First Quarter
Stewartville, MN February 4, 2008
Rochester Medical Corporation (NASDAQ: ROCM) today announced operating results for its first quarter ending December 31, 2007.
The Company reported sales of $8,223,000 for the current quarter compared to $7,512,000 for the first quarter of last year. It also reported net income of $272,000 or $.02 per diluted share compared to a net income of $31,467,000 or $2.59 per diluted share for the first quarter of last year. Net income for the first quarter of last year included $31,305,000 received from lawsuit settlements net of taxes.
The approximately 9% overall increase in sales resulted from a 31% increase in Rochester Medical Branded Sales partially offset by a 21% decrease in Private Label Sales. The Company expects that the decrease in Private Label Sales for the quarter is temporary and is attributable to the timing of large Private Label orders. The Company believes that Private Label Sales will improve throughout the year.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter is $686,000 or $.05 per diluted share compared to Non-GAAP Net Income of $1,388,000 or $.11 per diluted share for the first quarter of last year. The decrease for this quarter is primarily attributable to increased investment in Sales and Marketing Programs.
Commenting on today’s announcement Rochester Medical CEO and President Anthony J. Conway said, “I am very pleased with our progress this quarter. The 31% organic growth rate in our Rochester Medical Branded Sales demonstrates solid initial success resulting from our strategic decision to increase investments in Sales and Marketing. I firmly believe these investments will continue to drive strong Branded Sales growth.
“The decrease in Private Label Sales for the quarter is a timing issue, and we expect Private Label Sales to normalize throughout the year. Led by continued solid growth of Rochester Medical Branded Sales, we expect greater overall sales in Q2.”
Conway went on to say, “We will continue our commitment to expanded Sales and Marketing programs, and I believe it will lead to significantly increased revenue and income in the future.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Non-GAAP Net Income is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income is not comparable to information provided by other companies. Non-GAAP Net Income has limitations as an analytical tool and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.
Reconciliations of Net Income and Non-GAAP Net Income are presented at the end of this press release.
The Company will hold a quarterly conference call this afternoon to discuss its earnings report. The call will begin at 4:00 p.m. Central Standard Time (5:00 p.m. eastern time).This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic: 1-888-680-0894, password 57867978
International: 617-213-4860, password 57867978
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PDE3XBGGV
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic: 1-888-286-8010, password 31730118
International: 617-801-6888, password 31730118
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
This press release contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007.
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the three months ended
December 31, 2007

	Three months ended
	December 31,
	2007	2006

GAAP Net Income as Reported	$272,000	$31,467,000

Diluted EPS as Reported	$0.02	$2.59

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	(31,305,000)
Deferred revenue (2)	—	(39,000)

Subtotal	—	(31,344,000)

Adjustments for recurring non-cash expenses:
Intangible Amortization (3)	163,000	163,000
FAS 123R Compensation Expense (4)	251,000	1,102,000

Subtotal	414,000	1,265,000

Non-GAAP Net Income	$686,000	$1,388,000

Non-GAAP Diluted EPS	$0.05	$0.11

Weighted Average Shares — Diluted	12,587,229	12,158,281

(1)	Settlement income received November 20, 2006 from Premier, Inc of $5,155,000 and December 14, 2006 from CR Bard, Inc. of $33,450,000 after taxes. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the fiscal year ended September 30, 2007.

(2)	Deferred revenue from a $1,000,000 fee paid by Coloplast A/S in June 2002 for marketing rights to our antibacterial Release NF foley catheter. These rights with Coloplast A/S were cancelled by mutual agreement in March 2007, thus accelerating the recognition of the remaining amount as all conditions for revenue recognition have now been met. Also includes a $200,000 fee paid by Hollister for marketing rights to our hydorphilic intermittent catheter in September 2003. The fee paid by Hollister was fully recognized in December 2006. This adjustment reduces net income related to the realization of certain one-time revenue from marketing rights. The amounts were recorded in net sales in the Statement of Operations.

(3)	Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three months ended December 31, 2007 and 2006 related to certain intangibles.

(4)	Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded when stock options are granted to employees and directors for the three months ended December 31, 2007 and 2006.

Rochester Medical Corporation
Press Release — F08 First Quarter

Condensed Balance Sheets

	(unaudited)
	December 31,	September 30,
	2007	2007
Assets

Current Assets
Cash and equivalents	$8,736,066	$6,671,356
Marketable securities	28,676,923	30,465,244
Accounts receivable	4,913,202	5,527,518
Inventories	8,588,850	7,698,889
Prepaid expenses and other assets	508,563	6,480
Deferred income tax asset	828,588	876,032

Total current assets	52,252,192	51,245,519

Property and equipment, net	9,683,109	9,679,035
Deferred income tax asset	621,664	571,721
Patents, net	256,316	257,353
Intangible assets, net	7,590,075	7,821,562
Goodwill	5,761,715	5,920,255

Total Assets	$76,165,071	$75,495,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,233,178	$1,091,874
Accrued expenses	920,163	1,978,937
Short-term debt	1,809,106	1,849,463

Total current liabilities	4,962,447	4,920,274

Long-term liabilities
Long-term debt	5,774,352	6,066,246

Total long term liabilities	5,774,352	6,066,246

Stockholders’ equity	65,428,272	64,508,925

Total Liabilities and Stockholder Equity	$76,165,071	$75,495,445

Rochester Medical Corporation
Press Release — F08 First Quarter

Summary Statements Of Operations

	(unaudited)
	Three months ended
	December 31,
	2007	2006
Sales	$8,223,288	$7,511,966

Cost of sales	4,082,485	3,736,344

Gross profit	4,140,803	3,775,622
Gross profit %	50%	50%

Costs and expense:
Marketing and selling	2,224,365	1,233,662
Research and development	228,943	202,770
General and administrative	1,615,118	2,049,146

Total operating expenses	4,068,426	3,485,578

Income from operations	72,377	290,044

Other income (expense)
Interest income	453,340	74,850
Interest expense	(149,489)	(159,647)
Other income	—	38,605,000

Net income before income taxes	376,228	38,810,247

Income tax expense	104,674	7,343,640

Net income	$271,554	$31,466,607

Earnings per common share — Basic	$0.02	$2.83

Earnings per common share — Diluted	$0.02	$2.59

Weighted Average Shares:
Basic	11,730,234	11,102,034

Weighted Average Shares:
Diluted	12,587,229	12,158,281